                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[X]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             Thermo Fibertek Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                             Thermo Fibertek Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                          [THERMO FIBERTEK LOGO APPEARS HERE]

245 Winter Street
Waltham, MA 02451

                                                                 April 14, 1999

Dear Stockholder:

  The enclosed Notice calls the 1999 Annual Meeting of the Stockholders of Thermo Fibertek Inc. I respectfully request that all Stockholders attend this meeting, if possible.

  Our Annual Report for the year ended January 2, 1999 is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

  Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, I urge you to complete your proxy and return it to our transfer agent, American Stock Transfer & Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

  I would appreciate your immediate attention to the mailing of this proxy.

                                          Yours very truly,

                                          /s/ William A. Rainville
                                          William A. Rainville
                                          President and Chief Executive
                                           Officer

                                          [THERMO FIBERTEK LOGO APPEARS HERE]

245 Winter Street
Waltham, MA 02451

                                                                 April 14, 1999

To the Holders of the Common Stock of
THERMO FIBERTEK INC.

                           NOTICE OF ANNUAL MEETING

  The 1999 Annual Meeting of the Stockholders of Thermo Fibertek Inc. (the "Corporation") will be held on Thursday, May 27, 1999 at 9:00 a.m. at The Westin Hotel, 70 Third Avenue, Waltham, Massachusetts. The purpose of the meeting is to consider and take action upon the following matters:

  1. Election of six directors.

  2. Such other business as may properly be brought before the meeting and any adjournment thereof.

  The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the board of directors, the record date for the determination of the Stockholders entitled to receive notice of and to vote at the meeting is March 30, 1999.

  The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

  This Notice, the proxy and proxy statement enclosed herewith are sent to you by order of the board of directors.

                                          Sandra L. Lambert
                                          Secretary

                                PROXY STATEMENT

  The enclosed proxy is solicited by the board of directors of Thermo Fibertek Inc. (the "Corporation") for use at the 1999 Annual Meeting of the Stockholders to be held on Thursday, May 27, 1999 at 9:00 a.m. at The Westin Hotel, 70 Third Avenue, Waltham, Massachusetts and any adjournment thereof. The mailing address of the executive office of the Corporation is 245 Winter Street, Waltham, Massachusetts 02451. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about April 16, 1999.

                               VOTING PROCEDURES

  The board of directors intends to present to the meeting the election of six directors, constituting the entire board of directors.

  The representation in person or by proxy of a majority of the outstanding shares of the common stock of the Corporation, $.01 par value, (the "Common Stock") entitled to vote at the meeting is necessary to provide a quorum for the transaction of business at the meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. Votes of Stockholders of record who are present at the meeting in person or by proxy, abstentions and broker non-votes (as defined below) are counted as present or represented at the meeting for purposes of determining whether a quorum exists.

  Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for directors, and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the meeting.

  In order to be elected a director, a nominee must receive the affirmative vote of the holders of a majority of the shares of Common Stock voting, present in person or represented by proxy at the meeting. If you hold your shares of Common Stock through a broker, bank or other nominee, generally the nominee may only vote the Common Stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the nominee may vote on certain matters for which it has discretionary voting authority. If a nominee cannot vote on a particular matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. With regard to the election of directors, broker non-votes and withholdings of authority to vote will have no effect on the outcome of the vote.

  A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the meeting by written notice to the Secretary of the Corporation received prior to the meeting, by executing and returning a later-dated proxy or by voting by ballot at the meeting.

  The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of March 30, 1999, consisted of 61,190,629 shares of Common Stock. Only Stockholders of record at the close of business on March 30, 1999, are entitled to vote at the meeting. Each share is entitled to one vote.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  Six directors are to be elected at the meeting, each to hold office until his successor is elected and qualified or until his earlier resignation, death or removal.

Nominees For Directors

  Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its majority-owned subsidiary, Thermo Fibergen Inc. ("Thermo Fibergen"), and of its parent company, Thermo Electron Corporation ("Thermo Electron"), a provider of products and services in measurement instrumentation, biomedical devices, energy, resource recovery, and emerging technologies, is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.

-------------------------------------------------------------------------------
Walter J. Bornhorst          Dr. Bornhorst, 58, has been a director of the
                             Corporation since its inception in 1991. Since
                             1994, Dr. Bornhorst has been the chairman of Z
                             Corporation, a developer of rapid prototyping
                             equipment. From the inception of the Corporation
                             to December 1992, Dr. Bornhorst was chairman of
                             the board. Dr. Bornhorst is also a director of
                             Thermo Cardiosystems Inc. Dr. Bornhorst is the
                             son-in-law of Dr. George N. Hatsopoulos, a
                             director of the Corporation.
-------------------------------------------------------------------------------
George N. Hatsopoulos        Dr. Hatsopoulos, 72, has been a director of the
                             Corporation since its inception. Dr. Hatsopoulos
                             has been the chairman of the board and chief
                             executive officer of Thermo Electron since he
                             founded the company in 1956 and was president of
                             Thermo Electron from 1956 to January 1997.
                             Effective June 1, 1999, Dr. Hatsopoulos will step
                             down as the chief executive officer of Thermo
                             Electron and remain as non-executive chairman of
                             the board. Dr. Hatsopoulos is also a director of
                             Photoelectron Corporation, Thermedics Inc.,
                             Thermo Ecotek Corporation, Thermo Electron,
                             Thermo Instrument Systems Inc., Thermo Optek
                             Corporation, ThermoQuest Corporation and
                             ThermoTrex Corporation. Dr. Hatsopoulos is the
                             brother of Mr. John N. Hatsopoulos, a director of
                             the Corporation, and is the father-in-law of Dr.
                             Walter J. Bornhorst, a director of the
                             Corporation.
-------------------------------------------------------------------------------
John N. Hatsopoulos          Mr. Hatsopoulos, 64, has been a director of the
                             Corporation since its inception. He served as the vice president of the Corporation and chief financial officer from its inception until December 1997 and December 1998, respectively.
                             Mr. Hatsopoulos was the senior vice president of the Corporation from December 1997 until his retirement in December 1998. Mr. Hatsopoulos has been the vice chairman of the board of directors of Thermo Electron since September 1998. Mr.
                             Hatsopoulos was the president of Thermo Electron from 1997 to 1998 and its chief financial officer from 1988 to 1998. Mr. Hatsopoulos is also a director of LOIS/USA Inc., Thermedics Inc.,
                             Thermo Ecotek Corporation, Thermo Electron,
                             Thermo Instrument Systems Inc., Thermo Power
                             Corporation, Thermo TerraTech Inc. and US Liquids
                             Inc. Mr. Hatsopoulos is the brother of Dr. George
                             N. Hatsopoulos, a director of the Corporation.

-------------------------------------------------------------------------------
Francis L. McKone            Mr. McKone, 64, has been a director of the
                             Corporation since March 1998. Mr. McKone is the
                             chief executive officer and chairman of the board
                             of Albany International Corp., a worldwide
                             supplier of paper machine fabrics, positions he
                             has held since 1993 and 1998, respectively. From
                             1984 to 1998, he was also president of Albany
                             International Corp. and from 1984 to 1993 he was
                             that company's co-chief executive officer. He is
                             also a director of Albany International Corp. and
                             Thermo Fibergen Inc.
-------------------------------------------------------------------------------
Donald E. Noble              Mr. Noble, 84, has been a director of the
                             Corporation since January 1992 and chairman of
                             the board since December 1992. For more than 20
                             years, from 1959 to 1980, Mr. Noble served as the
                             chief executive officer of Rubbermaid
                             Incorporated, first with the title of president
                             and then as the chairman of the board. Mr. Noble
                             is also a director of Thermo Electron, Thermo
                             Power Corporation, Thermo Sentron Inc. and Thermo
                             TerraTech Inc.
-------------------------------------------------------------------------------
William A. Rainville         Mr. Rainville, 57, has been president and chief
                             executive officer of the Corporation since its inception and a director since January 1992. Mr.
                             Rainville has been the chief operating officer, recycling and resource recovery, of Thermo
                             Electron since September 1998. He served as senior vice president of Thermo Electron from March 1993 until September 1998 and a vice president from 1986 to 1993. Mr. Rainville is also a director of Thermo Ecotek Corporation, Thermo Fibergen, ThermoRetec Corporation and
                             Thermo TerraTech Inc.

Committees of the Board of Directors and Meetings

  The board of directors has established an audit committee and a human resources committee, each consisting solely of directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside directors"). The current members of the audit committee are Mr. McKone (Chairman) and Mr. Noble. The audit committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The current members of the human resources committee are Mr. Noble (Chairman) and Mr. McKone. The human resources committee reviews the performance of senior members of management, approves executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the board of directors. The board of directors met six times, the audit committee met twice and the human resources committee met six times during fiscal 1998. Each director attended at least 75% of all meetings of the board of directors and committees on which he served that were held during fiscal 1998.

Compensation of Directors

 Cash Compensation

  Outside directors receive an annual retainer of $5,000 and a fee of $1,000 per meeting for attending regular meetings of the board of directors and $500 per meeting for participating in meetings of the board of directors held by means of conference telephone and for participating in certain meetings of committees of the board of directors. Payment of directors' fees is made quarterly. Dr. G. Hatsopoulos and Mr. Rainville are both employees of Thermo Electron or its subsidiaries and do not receive any cash compensation from the Corporation for their services as directors. Mr. J. Hatsopoulos, who is a consultant to Thermo Electron, does not receive any cash compensation from the Corporation for his services as a director during the term of his consulting agreement, which terminates in December 2003. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

 Deferred Compensation Plan

  Under the Corporation's deferred compensation plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change of control or proposed change of control of the Corporation that is not approved by the board of directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the acquisition, without the prior approval of the board of directors, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or 25% or more of the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the board of directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermo Electron to constitute a majority of the board of directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 100,000 shares of Common Stock is currently reserved for issuance under the Deferred Compensation Plan. As of January 2, 1999, deferred units equal to approximately 10,513 shares of Common Stock were accumulated under the Deferred Compensation Plan.

 Directors Stock Option Plan

  The Corporation's directors stock option plan (the "Directors Plan") provides for the grant of stock options to purchase shares of Common Stock and shares of common stock of the Corporation's majority-owned subsidiaries to outside directors as additional compensation for their service as directors. Outside directors are automatically granted options to purchase 1,000 shares of Common Stock annually. In addition, the Directors Plan provides for the automatic grant every five years of options to purchase 1,500 shares of the common stock of a majority-owned subsidiary of the Corporation that is "spun out" to outside investors.

  Outside directors currently receive an annual grant of options to purchase 1,000 shares of Common Stock pursuant to the Directors Plan at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options are subject to repurchase by the Corporation at the exercise price if the recipient ceases to serve as a director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.

  In addition, under the Directors Plan, outside directors are automatically granted every five years options to purchase 1,500 shares of common stock of each majority-owned subsidiary of the Corporation that is "spun out" to outside investors. The grant occurs on the close of business on the date of the first Annual Meeting of the Stockholders next following the subsidiary's spinout, which is the first to occur of either an initial public offering of the subsidiary's common stock or a sale of such stock to third parties in an arms-length transaction, and also as of the close of business on the date of every fifth Annual Meeting of the Stockholders of the Corporation that occurs thereafter during the duration of the Plan. The options granted vest and become exercisable on the fourth anniversary of the date of grant, unless prior to such date the subsidiary's common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended ("Section 12 Registration"). In the event that the effective date of Section 12 Registration occurs before the fourth anniversary of the grant date, the option will become immediately exercisable and the shares acquired upon exercise will be subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the director ceases to serve as a director of the Corporation or any other Thermo Electron company. In the event of Section 12 Registration, the restrictions and repurchase rights shall lapse or be deemed to lapse at the rate of 25% per year, starting with the first anniversary of the grant date. These options expire after five years.

  The exercise price for options granted under the Directors Plan is the average of the closing prices of Common Stock as reported on the American Stock Exchange (or other principal market on which Common Stock is then traded) for the five trading days immediately preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. As of January 31, 1999, options to purchase 14,675 shares of Common Stock were outstanding under the Directors Plan, options to purchase 275,850 shares had been exercised, no options had lapsed and options to purchase 384,475 shares of Common Stock were available for future grant.

 Compensation of the Chairman of the Board

  Mr. Noble has served as the non-executive chairman of the board of the Corporation since December 1992. Mr. Noble is not an employee of the Corporation or of any other company affiliated with Thermo Electron. For his service as chairman of the board, Mr. Noble receives an additional fee equal to $1,000 per meeting for attending regular meetings of the board of directors and $500 per meeting for participating in meetings of the board of directors held by means of conference telephone. He receives an additional option each year to purchase 1,000 shares of Common Stock at an exercise price equal to the average closing price for the five days immediately preceding and including the date of grant, which is awarded at the first regular meeting of the board of directors following the Annual Meeting of the Stockholders in conjunction with his annual appointment as chairman of the board.

Stock Ownership Policies for Directors

  The human resources committee of the board of directors (the "Committee") established a stock holding policy for directors. The stock holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level within a three-year period. The chief executive officer of the Corporation is required to comply with a separate stock holding policy established by the Committee, which is described in "Committee Report on Executive Compensation--Stock Ownership Policies."

  In addition, the Committee has a policy requiring directors to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in "Committee Report on Executive Compensation--Stock Ownership Policies."

                                STOCK OWNERSHIP

  The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Electron and the Corporation's majority-owned subsidiary, Thermo Fibergen, as of January 31, 1999, with respect to (i) each director, (ii) each executive officer named in the summary compensation table under the heading "Executive Compensation" (collectively the "named executive officers") and (iii) all directors and current executive officers as a group. In addition, the following table sets forth the beneficial ownership of Common Stock as of January 31, 1999, with respect to each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock

  While certain directors and executive officers of the Corporation are also directors and executive officers of Thermo Electron or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo Electron.

                                             Thermo      Thermo      Thermo
   Name(1)                                 Fibertek(2) Electron(3) Fibergen(4)
   -------                                 ----------- ----------- -----------
Thermo Electron Corporation(5)............ 55,869,678         N/A        N/A
Jan-Eric Bergstedt(6).....................    188,149      22,834     21,000
Walter J. Bornhorst.......................     83,325       9,415      1,500
George N. Hatsopoulos.....................    170,494   3,600,811     20,000
John N. Hatsopoulos.......................    127,220     873,854     20,000
Francis L. McKone.........................      2,311           0     16,018
Donald E. Noble(6)........................    120,737      59,751      7,500
Thomas M. O'Brien.........................    167,781      62,210     10,000
Jonathan W. Painter.......................    115,594      29,437     20,000
William A. Rainville(6)...................    690,777     359,409     43,000
Edward J. Sindoni.........................    297,209      45,684     10,000
All directors and current executive
 officers as a group (13 persons).........  2,227,490   5,599,705    186,018

--------
(1) Except as reflected in the footnotes to this table, shares of Common Stock of the Corporation and of the common stock of Thermo Electron and Thermo Fibergen beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) Shares of Common Stock beneficially owned by Mr. Bergstedt, Dr. Bornhorst, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. McKone, Mr. Noble, Mr. O'Brien, Mr. Painter, Mr. Rainville, Mr. Sindoni and all directors and current executive officers as a group include and 183,500, 25,325, 139,910, 57,600, 1,000, 8,850, 143,500, 98,900, 550,000, 266,600 and
     1,707,685 shares, respectively, that such person or group had the right to acquire within 60 days of January 31, 1999, through the exercise of stock options. Shares beneficially owned by Mr. McKone, Mr. Noble and all directors and current executive officers as a group include 1,311, 9,202, and 10,513 shares, respectively, that had been allocated through January 2, 1999, to their respective accounts maintained under the Deferred Compensation Plan. Shares beneficially owned by Mr. J. Hatsopoulos include 2900 shares held by his spouse. Shares beneficially owned by Mr. Painter include 15 shares held in a custodial account for the benefit of his minor child. Except for Mr. Rainville, who beneficially owned 1.12% of the Corporation's Common Stock outstanding as of January 31, 1999, no director or named executive officer beneficially owned more than 1% of the Common Stock outstanding as of January 31, 1999; all directors and current executive officers as a group beneficially owned 3.62% of the Common Stock outstanding as of such date.

(3) Shares of the common stock of Thermo Electron beneficially owned by Mr. Bergstedt, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Noble, Mr. O'Brien, Mr. Painter, Mr. Rainville, Mr. Sindoni and all directors and current executive officers as a group include 21,450, 1,899,500, 812,735, 9,125, 55,450, 23,675, 293,287, 32,700 and 3,610,694 shares, respectively, that such person or members of the group had the right to acquire within 60 days of January 31, 1999, through the exercise of stock options. Shares beneficially owned by Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Painter and all directors and current executive officers as a group include 2,266, 2,036, 590 and 7,389 shares, respectively, allocated through January 31, 1999, to accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets, are executive officers of Thermo Electron (the "ESOP"). Shares beneficially owned by Mr. Noble and all directors and current executive officers as a group each include 44,961 shares allocated through January 2, 1999, to Mr. Noble's account maintained pursuant to Thermo Electron's deferred compensation plan for directors. Shares beneficially owned by Dr. G. Hatsopoulos include 158,351 shares held by his spouse, 408,664 shares held by a family trust of which his spouse is the trustee, 500,000 shares held by a trust of which Dr. G. Hatsopoulos is the trustee and 153 shares allocated to the account of his spouse maintained pursuant to the ESOP. Shares beneficially owned by Dr. G. Hatsopoulos also include 50,000 shares that a family trust, of which Dr. G. Hatsopoulos' spouse is the trustee, had the right to acquire within 60 days of January 31, 1999, through the exercise of stock options. Except for Dr. G. Hatsopoulos, who beneficially owned 2.25% of the Thermo Electron common stock outstanding as of January 31, 1999, no director or named executive officer beneficially owned more than 1% of such common stock outstanding as of such date; all directors and current executive officers as a group beneficially owned 3.51% of the Thermo Electron common stock outstanding as of January 31, 1999.

(4) Shares of the common stock of Thermo Fibergen beneficially owned by Mr. Bergstedt, Dr. Bornhorst, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. McKone, Mr. Noble, Mr. O'Brien, Mr. Painter, Mr. Rainville, Mr. Sindoni and all directors and current executive officers as a group include 19,500, 1,500, 20,000, 20,000, 15,000, 1,500, 10,000, 20,000, 40,000,
     10,000, and 174,500 shares, respectively, that such person or members of the group had the right to acquire within 60 days of January 31, 1999, through the exercise of stock options. Shares beneficially owned by Mr. McKone and all directors and current executive officers as a group include 1,018 shares that had been allocated through January 2, 1999, to Mr. McKone's account maintained under Thermo Fibergen's deferred compensation plan for directors. Shares beneficially owned by Mr. Bergstedt include 1,500 shares held by his spouse. No director or named executive officer beneficially owned more than 1% of such common stock outstanding as of January 31, 1999; all directors and current executive officers as a group beneficially owned 1.26% of the Thermo Fibergen common stock outstanding as of such date.

(5) Thermo Electron beneficially owned 91.17% of the Common Stock outstanding as of January 31, 1999. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02454-9046.

(6) As of January 31, 1999, Mr. Bergstedt, Mr. Noble and Mr. Rainville beneficially owned 750, 3,000 and 1,500 redemption rights, respectively, issued by Thermo Fibergen. The redemption rights beneficially owned by Mr. Bergstedt are held by his spouse. Each of these rights, issued in a public offering in September 1996, permits the holder to sell one share of Thermo Fibergen common stock back to Thermo Fibergen during certain periods in the future at a price of $12.75 per share.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during 1998, except in the following instances: Thermo Electron filed six Form 4s late, reporting a total of 99 transactions, including 87 open market purchases of shares of Common Stock and 12 transactions associated with the grant, exercise and lapse of options to purchase Common Stock granted to employees under its stock option program.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table summarizes compensation during the last three fiscal years for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and the four other most highly compensated executive officers. These executive officers are collectively referred to as the "named executive officers."

  The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under a corporate services agreement between the Corporation and Thermo Electron. See "Relationship with Affiliates." Accordingly, the compensation for these individuals is not reported in the following table.

                          Summary Compensation Table
-------------------------------------------------------------------------------

                                                           Long Term
                                                         Compensation
                                                    -----------------------
                                Annual Compensation  Securities Underlying
       Name and          Fiscal ------------------- Options (No. of Shares     All Other
  Principal Position      Year   Salary     Bonus       and Company)(1)     Compensation(2)
  ------------------     ------ ------------------- ----------------------- ---------------
William A.
 Rainville(3)..........   1998  $ 156,000 $  84,000             --              $28,922(4)
 President and Chief
  Executive Officer       1997  $ 110,000 $ 100,000     240,000 (TFT)           $28,340(4)
                          1996  $ 102,500 $  95,500      40,000 (TFG)           $17,558(4)
-------------------------------------------------------------------------------------------
Jan-Eric O. Bergstedt..   1998  $ 166,000 $  87,000      24,000 (TFT)           $ 7,200
 Vice President                                           1,600 (TMO)
                          1997  $ 159,000 $  91,350      95,000 (TFT)           $ 5,344
                                                            200 (TMO)
                          1996  $ 145,000 $  76,500      15,000 (TFT)           $ 5,344
                                                          7,650 (TMO)
                                                         19,500 (TFG)
-------------------------------------------------------------------------------------------
Edward J. Sindoni......   1998  $ 166,000 $  90,000     131,600 (TFT)           $24,284
 Vice President                                           4,700 (TMO)
                          1997  $ 159,000 $  86,000      45,000 (TFT)           $22,417
                                                          1,900 (TMO)
                          1996  $ 151,500 $  68,700       2,250 (TMO)           $15,997
                                                         10,000 (TFG)
-------------------------------------------------------------------------------------------
Jonathan W.
 Painter(5)............   1998  $ 150,000  $ 86,000      11,600 (TFT)           $16,056
 Executive Vice
  President                                                 900 (TMO)
                          1997  $ 140,000 $  25,000             --              $ 9,294
-------------------------------------------------------------------------------------------
Thomas M. O'Brien......   1998  $ 150,000 $  63,000      40,000 (TFT)           $22,046
 Executive Vice
  President, Finance                                     30,900 (TMO)
                          1997  $ 144,500 $  39,000       1,000 (TMO)           $20,680
                          1996  $ 139,000 $  55,500       1,050 (TMO)           $12,940
                                                         10,000 (TFG)
-------------------------------------------------------------------------------------------

(1) Options to purchase Common Stock awarded to executive officers are followed by the designation "TFT." In addition, the named executive officers of the Corporation have also been granted options to purchase the common stock of the following Thermo Electron companies during the last three fiscal years as part of Thermo Electron's stock option program: Thermo Electron (designated in the table as TMO) and Thermo Fibergen (designated in the table as TFG).

(2) Represents, for Mr. O'Brien, Mr. Rainville and Mr. Sindoni, amounts contributed to their respective accounts under the Corporation's profit-sharing plan. Represents, for Mr. Bergstedt and Mr. Painter, the amount of matching contributions made by his employer to his account under the Thermo Electron 401(k) plan.

(3) Mr. Rainville is a chief operating officer of Thermo Electron, as well as the president and chief executive officer of the Corporation. A portion of Mr. Rainville's annual cash compensation (salary and bonus) has been paid by Thermo Electron in each of the last three fiscal years as compensation for the services provided to Thermo Electron based on the time he devoted to his responsibilities as an executive officer of Thermo Electron. The annual cash compensation (salary and bonus) reported in the table for Mr. Rainville represents the amount paid by the Corporation and its subsidiaries solely for Mr. Rainville's services as chief executive officer of the Corporation. For each of 1998, 1997, and 1996, 60%, 50% and 50% of Mr. Rainville's annual cash compensation (salary and bonus) was paid by the Corporation for his services as the Corporation's chief executive officer. From time to time, Mr. Rainville has been, and in the future may be, granted options to purchase shares of the common stock of Thermo Electron and certain of its subsidiaries other than the Corporation from time to time by Thermo Electron or such other subsidiaries. These options are not reported in this table as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as president and chief executive officer of the Corporation.

(4) In addition to the matching contribution referred to in footnote (2), such amount includes $5,319, $5,741 and $1,313 of compensation attributable to interest-free loans provided to Mr. Rainville in 1998, 1997 and 1996, respectively, pursuant to the Corporation's stock holding assistance plan. See "Relationship with Affiliates--Stock Holding Assistance Plan."

(5) Mr. Painter was appointed an executive officer of the Corporation on September 23, 1997. Mr. Painter has been granted options to purchase shares of the common stock of Thermo Electron and certain of its subsidiaries other than the Corporation from time to time by Thermo Electron or such other subsidiaries. These options are not reported in this table as they were granted as compensation for services to other Thermo Electron companies in capacities other than in his capacity as an executive officer of the Corporation.

Stock Options Granted During Fiscal Year 1998

  The following table sets forth information concerning individual grants of stock options made during fiscal 1998 to the Corporation's named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1998.

  Mr. Rainville is a chief operating officer of Thermo Electron and from time to time has been, and in the future may be, granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation. These options are not reported in this table as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the president and chief executive officer of the Corporation.

                         Option Grants in Fiscal 1998
-------------------------------------------------------------------------------

                                                                                     Potential Realizable
                                                                                       Value at Assumed
                                                  Percent of                         Annual Rates of Stock
                                                 Total Options                      Price Appreciation for
                          Number of Securities    Granted to   Exercise                 Option Term (2)
                           Underlying Options    Employees in  Price Per Expiration -----------------------
Name                     Granted and Company(1)   Fiscal Year    Share      Date        5%          10%
----                     ----------------------  ------------- --------- ---------- ----------- -----------
William A. Rainville....             --               --          --         --         --          --
-----------------------------------------------------------------------------------------------------------
Jan-Eric O. Bergstedt...      24,000  (TFT)           2.5%      $ 5.83    12/01/03  $    38,640 $    85,440
                                 200  (TMO)          0.01%(3)   $34.50    06/02/03  $     1,906 $     4,212
                               1,400  (TMO)          0.04%(3)   $16.20    09/23/03  $     6,272 $    13,846
-----------------------------------------------------------------------------------------------------------
Edward J. Sindoni.......      11,600  (TFT)           1.2%      $ 7.95    09/22/03  $    25,520 $    56,260
                             120,000  (TFT)          12.7%      $ 5.83    12/01/05  $   284,400 $   663,600
                               1,800  (TMO)          0.05%(3)   $34.50    06/02/03  $    17,154 $    37,908
                               2,900  (TMO)          0.09%(3)   $16.20    09/23/03  $    12,992 $    28,681
-----------------------------------------------------------------------------------------------------------
Jonathan W. Painter.....      11,600  (TFT)           1.2%      $ 7.95    09/22/03  $    25,520 $    56,260
                                 900  (TMO)           0.0%(3)   $34.50    06/02/03  $     8,577 $    18,954
-----------------------------------------------------------------------------------------------------------
Thomas M. O'Brien.......      40,000  (TFT)           4.2%      $ 7.95    09/22/05  $   129,600 $   301,600
                                 900  (TMO)          0.03%(3)   $34.50    06/02/03  $     8,577 $    18,954
                              30,000  (TMO)           0.9%(3)   $16.20    09/23/05  $   198,000 $   461,100

--------
(1) All of the options granted during the fiscal year are immediately exercisable. In all cases, the shares acquired upon exercise are subject to repurchase by the granting company at the exercise price if the optionee ceases to be employed by, or serve as a director of, the granting company or another Thermo Electron company. The granting company may exercise its repurchase rights within six months after the termination of the optionee's employment or the cessation of directorship, as the case may be. For publicly-traded companies, the repurchase rights generally lapse ratably over a one-to five-year period, depending on the option term, which may vary from five to ten years, provided that the optionee continues to be employed by or serve as a director of the Corporation or another Thermo Electron company. For companies that are not publicly-traded, the repurchase rights lapse in their entirety on the ninth anniversary date. The granting company may permit the holders of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation. Please see foonote (1) on page 9 for the company abbreviations used in this table.

(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the applicable company, the optionee's continued employment or service as a director through the option period and the date on which the options are exercised.

(3) These options were granted under stock option plans maintained by Thermo Electron companies other than the Corporation and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

Stock Options Exercised During Fiscal 1998 and Fiscal Year-End Option Values

  The following table reports certain information regarding stock option exercises during fiscal 1998 and outstanding stock options held at the end of fiscal 1998 by the Corporation's named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1998.

  Aggregated Option Exercises In Fiscal 1998 And Fiscal 1998 Year-End Option
                                    Values
-------------------------------------------------------------------------------

                                                                Number of        Value of
                                                               Securities      Unexercised
                                                               Underlying      In-the-Money
                                                               Unexercised      Options at
                                                            Options at Fiscal     Fiscal
                                      Shares                    Year-End        Year - End
                                    Acquired on    Value      (Exercisable/   (Exercisable/
          Name           Company(2)  Exercise   Realized(1) Unexercisable)(2) Unexercisable)
          ----           ---------- ----------- ----------- ----------------- --------------
William A. Rainville
 (3)....................   (TFT)       70,000   $  529,410      665,000/0(4)  $1,443,275/--
                           (TFG)          --           --        40,000/0(5)  $        0/--
--------------------------------------------------------------------------------------------
Jan-Eric O. Bergstedt...   (TFT)          --           --       183,500/0     $   54,243/--
                           (TMO)          --           --        21,450/0     $      683/--
                           (TFG)          --           --        19,500/0     $        0/--
--------------------------------------------------------------------------------------------
Edward J. Sindoni.......   (TFT)      112,500   $1,068,750      266,600/0(4)  $  371,880/--
                           (TMO)        2,250   $   33,667       32,700/0(6)  $    1,415/--
                           (TFG)          --           --        10,000/0     $        0/--
--------------------------------------------------------------------------------------------
Jonathan W. Painter
 (7)....................   (TFT)          --           --        11,600/0(4)  $        0/--
                           (TMO)          --           --           900/0     $        0/--
--------------------------------------------------------------------------------------------
Thomas M. O'Brien.......   (TFT)       28,350   $  256,936      227,650/0(4)  $  578,147/--
                           (TMO)        3,404   $   79,807       55,450/0(6)  $   14,640/--
                           (TFG)          --           --        10,000/0     $        0/--

--------
(1) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held be the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(2) All of the options reported outstanding at the end of the fiscal year were immediately exercisable as of fiscal year-end. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting company at the exercise price if the optionee ceases to be employed by or serve as a director of such company or another Thermo Electron company. The granting company may exercise its repurchase rights within six months after the termination of the optionee's employment or cessation of directorship, as the case may be. For publicly-traded companies, the repurchase rights generally lapse ratably over a one-to ten-year period, depending on the option term, which may vary from two to twelve years, provided that the optionee continues to be employed by or serve as a director of the granting company or another Thermo Electron company. For companies that are not publicly-traded, the repurchase rights lapse in their entirety on the month anniversary of the grant date. Certain options have three-year terms and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting company may permit the holders of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(3) Mr. Rainville has served as an officer of Thermo Electron in various capacities since 1986 and holds other unexercised options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation. These options are not reported here as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the president and chief executive officer of the Corporation. Please see footnote (1) on page 9 for the company abbreviations used in this table.

(4) Options to purchase 108,000, 27,000, 10,800 and 127,000 shares of the Corporation's Common Stock held by Mr. Rainville, Mr. Sindoni, Mr. Painter and Mr. O'Brien, respectively, are subject to the same terms described in footnote (2), except that the repurchase rights of the Corporation lapse ratably on the second through sixth anniversaries of the option grant date and shares purchased upon exercise thereof are further restricted from resale until such executive officer's retirement.

(5) Options to purchase 20,000 shares of the common stock of Thermo Fibergen granted to Mr. Rainville are subject to the same terms described in footnote (2), except that the repurchase rights of the granting company are deemed to lapse 20% per year commencing on the sixth anniversary of the grant date.

(6) Options to purchase 22,500 and 22,500 shares, respectively, of the common stock of Thermo Electron granted to Mr. Sindoni and Mr. O'Brien are subject to the same terms as described in footnote (2), except that the repurchase rights of the granting company generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting company shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.

(7) Prior to September 1997, Mr Painter served as an officer of Thermo Electron and he holds other unexercised options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation. These options are not reported here as they were granted as compensation for services to other Thermo Electron companies in capacities other than in his capacity as an executive officer of the Corporation.

Defined Benefit Retirement Plan

  The Corporation's subsidiary, Thermo Web Systems, Inc., maintains a defined benefit retirement plan (the "Retirement Plan") for eligible U.S. employees. The following table sets forth the estimated annual benefits payable under the Retirement Plan upon retirement to employees of the subsidiary in specified compensation and years-of-service classifications. The estimated benefits at certain compensation levels reflect the statutory limits on compensation that can be recognized for plan purposes. This limit is currently $160,000 per year.

      Annual Compensation                 Years of Service
      -------------------    ------------------------------------------------
                               15        20        25        30        35
                             -------   -------   -------   -------   -------
           $100,000          $26,250   $35,000   $43,750   $48,125   $48,125
           $125,000          $32,813   $43,750   $54,688   $60,156   $60,156
           $150,000          $39,375   $52,500   $65,625   $72,188   $72,188
           $160,000          $42,000   $56,000   $70,000   $84,000   $84,000

  Each eligible employee receives a monthly retirement benefit, beginning at normal retirement age (65), based on a percentage (1.75%) of the average monthly compensation of such employee before retirement, multiplied by his years of service (up to a maximum of 30 years). Full credit is given for the first 25 years of service, and half credit is given for years over 25 and less than 30. Benefits are reduced for retirement before normal retirement age. Average monthly compensation is generally defined as average monthly base salary over the five years of highest compensation in the ten-year period preceding retirement. For 1998, the compensation recognized for plan purposes for Mr. Rainville, Mr. Sindoni and Mr. O'Brien was $160,000, $160,000 and $160,000, respectively. The estimated credited years of service recognized under the Retirement Plan for Mr. Rainville, Mr. Sindoni and Mr. O'Brien is 30, 23 and 25, respectively, assuming retirement at age 65. Mr. Bergstedt and Mr. Painter are not entitled to receive any benefits under the Retirement Plan. No benefits under the Retirement Plan vest for an employee until after five years of participation, at which time they become fully vested. The benefits shown in the above table are subject to reduction for Social Security benefits. The plan benefits shown are payable during the employee's lifetime unless the employee elects another form of benefit that provides death benefit protection.

Executive Retention Agreements

  Thermo Electron has entered into agreements with certain executive officers and key employees of Thermo Electron and its subsidiaries that provide severance benefits if there is a change in control of Thermo Electron and their employment is terminated for any reason, by Thermo Electron "without cause" or by the individual "for good reason," as these terms are defined therein, within 18 months thereafter. For purposes of these agreements, a change in control exists upon (i) the acquisition by any person of 40% or more of the outstanding common stock or voting securities of Thermo Electron; (ii) the failure of the Thermo Electron board of directors to include a majority of directors who are "continuing directors," which term is defined to include directors who were members of Thermo Electron's board on the date of the agreement or who subsequent to the date of the agreement were nominated or elected by a majority of directors who were "continuing directors" at the time of such nomination or election; (iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Thermo Electron or the sale or other disposition of all or substantially all of the assets of Thermo Electron unless immediately after such transaction (a) all holders of Thermo Electron common stock immediately prior to such transaction own more than 60% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and (b) no person after the transaction owns 40% or more of the outstanding voting securities of the resulting or acquiring corporation; or (iv) approval by stockholders of a complete liquidation or dissolution of Thermo Electron.

  In 1998, Thermo Electron authorized an executive retention agreement with each of Mr. William A. Rainville, Mr. Edward J. Sindoni, Mr. Jonathan W. Painter and Mr. Thomas M. O'Brien. These agreements provide that in the event the individual's employment is terminated under the circumstances described above, the individual would be entitled to a lump sum payment equal to the sum of (a) in the case of Mr. Rainville, two times, and in the case of Messrs. Sindoni, Painter and O'Brien, one times, the individual's highest annual base salary in any 12 month period during the prior five-year period, plus (b) in the case of Mr. Rainville, two times, and in the case of Messrs. Sindoni, Painter and O'Brien, one times, the individual's highest annual bonus in any 12 month period during the prior five-year period. In addition, the individual would be provided benefits for a period of, in the case of Mr. Rainville, two years, and in the case of Messrs. Sindoni, Painter and O'Brien, one year, after such termination substantially equivalent to the benefits package the individual would have been otherwise entitled to receive if the individual was not terminated. Further, all repurchase rights of Thermo Electron and its subsidiaries shall lapse in their entirety with respect to all options that the individual holds in Thermo Electron and its subsidiaries, including the Corporation, as of the date of the change in control. Finally, the individual would be entitled to a cash payment equal to, in the case of Mr. Rainville, $20,000, and in the case of Messrs. Sindoni, Painter and O'Brien, $15,000, to be used toward outplacement services. These executive retention agreements supersede and replace any and all prior severance arrangements which these individuals had with Thermo Electron.

  Assuming that the severance benefits would have been payable as of January 1, 1999, the lump sum salary and bonus payment under such agreement to Messrs. Rainville, Sindoni, Painter and O'Brien would have been approximately $960,000, $ 259,000, $258,000 and $241,200, respectively. In the event that payments under these agreements are deemed to be so called "excess parachute payments" under the applicable provisions of the Internal Revenue Code of 1986, as amended, (the "Internal Revenue Code") the individuals would be entitled to receive a gross-up payment equal to the amount of any excise tax payable by such individual with respect to such payment plus the amount of all other additional taxes imposed on such individual attributable to the receipt of such gross-up payment.

                  COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

  Decisions on compensation for the Corporation's executive officers are made by the human resources committee of the board of directors (the "Committee"). The Committee follows guidelines established by the human resources committee of the board of directors of its parent company, Thermo Electron. The compensation policies followed by the Committee are designed to reward and motivate executives in achieving long-term value for Stockholders and other business objectives, to attract and retain dedicated, talented individuals to accomplish the Corporation's objectives, to recognize individual contributions as well as the performance of the Corporation and its subsidiaries, and to encourage stock ownership by executives through stock-based compensation and stock retention programs in order to link executive and Stockholder interests.

  The Committee evaluates the competitiveness of its compensation practices through the use of market surveys and competitive analyses prepared by its outside compensation consultants and by participating in annual compensation surveys, primarily "Project 777", an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's 500 Index but do not necessarily correspond to the companies included in the Corporation's peer group index, The Dow Jones Total Return Index for the Paper Products Industry Group. Internal fairness of compensation within the organization is also an important element of the Committee's compensation philosophy. Compensation of executives is evaluated by comparing it to the compensation of other executives within the Thermo Electron organization who have responsibility to manage businesses of comparable size and complexity.

  The compensation program of the Corporation consists of annual cash compensation and long-term incentive compensation. Annual cash compensation is composed of base salary and performance-based incentive compensation, which is reviewed and determined annually. Long-term incentive compensation is in the form of stock-based compensation such as stock options and restricted stock awards. The process for determining the components of executive compensation for the executive officers is described below.

Components of Executive Compensation

 Annual Cash Compensation

  Annual cash compensation consists of base salary and performance-based incentive compensation. The cash incentive compensation paid to an executive varies from year to year based on the performance of the Corporation and the executive.

  The Committee assesses the competitiveness of annual cash compensation by establishing for each executive position at the beginning of each fiscal year a salary and reference incentive compensation for the position that together are intended to approximate the mid-point of competitive total annual cash compensation for organizations that are of comparable size and complexity as the Corporation.

  Base Salary. Generally, executive salaries are adjusted gradually over time to reflect competitive salary levels or other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation. The Committee may also adjust individual salaries to reflect the assumption of increased responsibilities. The salary increases in fiscal 1998 for the named executive officers generally reflect this practice of gradual adjustment and moderation.

  Performance-based Incentive Compensation. The amount of incentive compensation actually earned by an executive from year to year varies with the performance of the Corporation and the executive. The Committee evaluates performance (1) by formulae using financial measures of profitability and contribution to Stockholder value and (2) by subjectively evaluating the executive's contribution to the achievement of the Corporation's long-term objectives. In fiscal 1998, the formulae used by the Committee measured return on net assets, return on sales, earnings improvement over a three-year period for the Corporation and, to a lesser extent, the Corporation's parent company, and three-year growth in earnings per share for the same companies. The financial measures are not financial targets that are met, not met or exceeded, but assess the financial performance relative to the financial performance of comparable companies and are designed to penalize below-average performance and reward above-average performance. The relative weighting of the financial measures and subjective evaluation varies depending on the executive's role and responsibilities within the organization.

  The incentive compensation awarded to the named executive officers (other than the chief executive officer, which is discussed below under the caption "1998 CEO Compensation") for fiscal 1998 reflected the financial performance of the businesses of the Corporation for which they were responsible, as well as the Corporation as a whole.

 Long-Term Incentive Compensation

  The primary goal of the Corporation and its parent company is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of stock-based compensation in shares of Common Stock of the Corporation and the common stock of other Thermo Electron companies.

  The Committee and management believe that awards of stock-based compensation of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The award of stock-based compensation to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock-based compensation also results in management's compensation being closely linked to stock performance. In addition, because the employee's rights in the stock-based compensation vest over periods of varying durations and are subject to forfeiture if the employee leaves the Corporation prematurely, stock-based compensation is an incentive for key employees to remain with the Corporation long-term. The Committee believes stock-based compensation awards in its parent company, Thermo Electron, its majority-owned subsidiary, Thermo Fibergen, and the other majority-owned subsidiaries of Thermo Electron, are an important tool in providing incentives for performance within the entire organization.

  In determining awards, the Committee considers for each officer the annual value of stock-based compensation in the Corporation and other companies within the Thermo Electron organization that vest in the next year and compares the individual's total compensation using this value to competitive data. The Committee uses a modified Black-Scholes option pricing model to determine the value of an award. In addition, the Committee considers the aggregate amount of outstanding awards of stock-based compensation granted to all employees to monitor the number of outstanding awards under the Corporation's stock-based compensation programs. In determinimg the appropriate number of outstanding awards, the Committee considers such factors as the size of the company, its stage of development, and its growth strategy, as well as the aggregate awards and compensation practices of comparable companies.

  The Committee periodically awards stock-based compensation in the form of stock options and restricted stock based on an assessment of the total compensation of the executive, the actual and anticipated contributions of the executive (which include a subjective assessment by the Committee of the executive's future potential with the organization), as well as the value of previously awarded stock-based compensation as described above. In addition, the options awarded in 1998 to the named executive officers with respect to the common stock of the Corporation's parent company, Thermo Electron, were made pursuant to a program that awards options to certain eligible employees annually based on the number of shares of Thermo Electron common stock held by the employee, as an incentive to buy and hold shares of Thermo Electron common stock.

Stock Ownership Policies

  The Corporation's compensation program is also designed to encourage executives to own shares of Common Stock. The Committee believes that encouraging executives to own and retain stock acquired through its stock-based compensation program or otherwise provides additional incentive for executive officers to follow strategies designed to maximize long-term value to Stockholders.

  The Committee established a stock holding policy for executive officers of the Corporation that required executive officers to own a multiple of their compensation in shares of the Corporation's Common Stock. For the chief executive officer, the multiple is one times his base salary and reference bonus for the fiscal year. For all other officers, the multiple was one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period. The policy has been amended to apply only to the chief executive officer.

  In order to assist officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation was authorized to make interest-free loans to executive officers to enable them to purchase shares of Common Stock in the open market. This plan was also amended to apply only to the chief executive officer. See "Relationship with Affiliates--Stock Holding Assistance Plan." The loans are required to be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise determined by the Committee. In 1996, Mr. Rainville, the Corporation's chief executive officer, received a loan in the principal amount of $118,104 under this plan, of which $94,483 remained outstanding as of January 31, 1999. In 1997, Mr. Jonathan W. Painter, an executive vice president of the Corporation, received a loan in the principal amount of $157,304 under the plan, of which $135,304 remained outstanding as of January 31, 1999.

  The Committee also has a policy requiring its executive officers to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option.

Policy on Deductibility of Compensation

  Section 162(m) of the Internal Revenue Code limits the tax deduction available to public companies for annual compensation paid to senior executive in excess of $1 million, unless the compensation qualified as "performance-based" or is otherwise exempt from Section 162(m). The Committee considers the potential effect of Section 162(m) in designing its compensation program, but reserves the right to use its independent judgment to approve nondeductible compensation, while taking into account the financial effects such action may have on the Corporation. From time to time, the Committee reexamines the Corporation's compensation practices and the effect of Section 162(m).

1998 CEO Compensation

  Annual cash compensation for Mr. William A. Rainville is reviewed by both the Committee and the human resources committee of the board of directors of Thermo Electron, due to Mr. Rainville's responsibilities as both the Corporation's chief executive officer and as the chief operating officer, recycling and resource recovery, of Thermo Electron, the Corporation's parent company. Each committee evaluates Mr. Rainville's performance and proposed compensation using the same process as that described above for the other executive officers of the Corporation. At the Thermo Electron level, Mr. Rainville is evaluated on his performance related to the Corporation as well as other operating units of Thermo Electron for which he is responsible, weighted in accordance with the amount of time and effort devoted to each operation. The Corporation's Committee then reviews the analysis and determinations of the Thermo Electron committee, and determines an appropriate allocation of Mr. Rainville's compensation to be paid by the Corporation, based on his relative responsibilities at the Corporation and Thermo Electron.

  In December 1997, the Committee reviewed and approved a salary increase for Mr. Rainville for fiscal 1998, which reflected his assumption of increased responsibilities within the Thermo Electron organization as a whole as well as an assessment of the internal fairness of his base salary as compared to other executives within the Thermo Electron organization managing comparable businesses. In March 1999, the Committee conducted its review of Mr. Rainville's proposed cash incentive compensation based on fiscal 1998 performance. Mr. Rainville's performance-based incentive compensation was weighted 80% upon the financial performance of the Corporation and its parent company, Thermo Electron, using the measures described above for all executive officers under "Components of Executive Compensation--Annual Cash Compensation--Performance-based Incentive Compensation," and 20% upon a subjective evaluation of his performance. The incentive compensation paid to Mr. Rainville for fiscal 1998 was substantially lower than incentive compensation paid in the prior year and reflected the financial performance of the Corporation and Thermo Electron in fiscal 1998. The Committee concurred in the recommendations made by the Thermo Electron committee and agreed to an allocation of 60% of Mr. Rainville's annual cash compensation for 1998 to the Corporation.

  Awards to Mr. Rainville of stock-based compensation in Common Stock are reviewed and determined periodically by the Committee using the criteria described above under the caption "Components of Executive Compensation--Long-Term Incentive Compensation". No awards of stock-based compensation in Common Stock were made to Mr. Rainville in fiscal 1998.

                        Mr. Donald E. Noble (Chairman)
                             Mr. Francis L. McKone

                         COMPARATIVE PERFORMANCE GRAPH

  The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation has compared its performance with the American Stock Exchange Market Value Index and the Dow Jones Total Return Index for the Paper Products Industry Group ("DJ PAPER") as of the last trading day of the Corporation's fiscal year.

  Comparison of Total Returns Among Thermo Fibertek Inc., the American Stock
   Exchange Market Value Index and the Dow Jones Total Returns Index for the Paper Products Industry Groups from December 31, 1993 to December 31 1998.


                             [GRAPH APPEARS HERE]



                   12/31/93   12/30/94   12/29/95   12/27/96   1/2/98   12/31/98
--------------------------------------------------------------------------------
TFT                  100        101        214        129       174       102
--------------------------------------------------------------------------------
AMEX                 100         91        115        122       148       151
--------------------------------------------------------------------------------
DJ Paper             100        111        127        135       150       152
--------------------------------------------------------------------------------


  The total return for the Common Stock (TMD), the American Stock Exchange Market Value Index (AMEX) and the Dow Jones Total Return Index for the Diversified Technology Industry Group (DJ DIV) assumes the reinvestment of dividends, although dividends have not been declared on the Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Common Stock is traded on the American Stock Exchange under the ticker symbol "TMD."

                         RELATIONSHIP WITH AFFILIATES

  Thermo Electron has, from time to time, caused certain subsidiaries to sell minority interests to investors, resulting in several majority-owned private and publicly-held subsidiaries. Thermo Electron has created the Corporation as a publicly-held, majority owned subsidiary. The Corporation and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries."

                                      20


  The total return for the Corporation's Common Stock (TFT), the American Stock Exchange Market Value Index (AMEX) and the Dow Jones Total Return Index for the Paper Products Industry Group (DJ PAPER) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "TFT."

                         RELATIONSHIP WITH AFFILIATES

  Thermo Electron has, from time to time, caused certain subsidiaries to sell minority interests to investors resulting in several majority-owned, private and publicly-held subsidiaries. The Corporation and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries."

  Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Corporation, have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

  To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and the Thermo Subsidiaries.

  The Charter currently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

  As provided in the Charter, the Corporation and Thermo Electron have entered into a corporate services agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 0.8% of the Corporation's revenues for these services in fiscal 1998. The annual fee will remain at 0.8% of the Corporation's revenues for fiscal 1999. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1998, Thermo Electron assessed the Corporation $1,979,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. In fiscal 1998, the Corporation was billed an additional $17,000 by Thermo Electron for certain administrative services required by the Corporation that were not covered by the Services Agreement. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

  The Corporation and Thermo Electron have entered into a Tax Allocation Agreement under which the Corporation and its subsidiaries are included in the consolidated federal and state income tax returns filed by Thermo Electron. The Tax Allocation Agreement provides that in years in which these entities have taxable income, the Corporation will pay to Thermo Electron amounts comparable to the taxes it would have paid if the Corporation had filed separate tax returns. In years in which these entities include a loss, Thermo Electron will reimburse the Corporation the amount that the Corporation would have received if it had filed separate tax returns. If Thermo Electron's equity ownership of the Corporation were to drop below 80%, the Corporation would be required to file its own income tax returns. In 1998, the Corporation was assessed approximately $4,217,000 by Thermo Electron under the Tax Allocation Agreement. At January 2, 1999, the Corporation owed Thermo Electron $1,600,000 under the Tax Allocation Agreement.

  From time to time, the Corporation may transact business with other companies in the Thermo Group.

  The Corporation, along with certain other Thermo Subsidiaries, participates in a notional pool arrangement with Barclays Bank, which includes a $71,017,000 credit facility. The Corporation has access to $1,838,000 under this credit facility. Only U.K.-based Thermo Subsidiaries participate in this arrangement. Under this arrangement the Bank notionally combines the positive and negative cash balances held by the participants to calculate the net interest yield/expense for the group. The benefit derived from this arrangement is then allocated based on balances attributable to the respective participants. Thermo Electron guarantees all of the obligations of each participant in this arrangement. As of January 2, 1999, the Corporation had a positive cash balance of approximately $24,000, based on an exchange rate of $1.6708/GBP 1.00. For 1998, the average annual interest rate earned on GBP deposits by participants in this credit arrangement was approximately 7.7225% and the average annual interest rate paid on overdrafts was approximately 7.485%.

  At January 2, 1999, the Corporation owed Thermo Electron and its other subsidiaries an aggregate of $1,279,000 for amounts due under the Corporate Services Agreement and related administrative charges, for other products and services, and for miscellaneous items, excluding amounts owed by the Corporation to Thermo Electron under the Tax Allocation Agreement. The largest amount of such net indebtedness owed by the Corporation to Thermo Electron and its other subsidiaries since January 3, 1998 was $1,470,000. These amounts do not bear interest and are expected to be paid in the normal course of business.

  As of January 2, 1999, $74,447,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, commercial paper, money market funds and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

  In March 1999, the Corporation's majority-owned subsidiary, Thermo Fibergen, purchased 250,000 shares of Thermo Fibergen common stock from Thermo Electron for an aggregate of $2,227,000. As authorized by Thermo Fibergen's board of directors, the purchase price was the fair market value of the shares of common stock. The fair market value of such shares was determined based on the average of the closing prices of Thermo Fibergen common stock as reported on the American Stock Exchange, Inc. for the five trading days preceding March 18, 1999, the date the parties entered into a definitive stock purchase agreement. Thermo Electron had previously purchased the shares in open market transactions for an aggregate purchase price of approximately $1,970,000.

Stock Holding Assistance Plan

  The human resources committee of the Corporation's board of directors (the "Committee") established a stock holding policy that required its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation may make interest-free loans to executive officers, to enable them to purchase Common Stock in the open market. The stock holding policy and the stock holding assistance plan were both subsequently amended to apply only to the chief executive officer. In 1996, Mr. Rainville received a loan in the principal amount of $118,104 under this plan to purchase 10,000 shares, of which amount $94,483 remained outstanding as of January 31, 1999. In 1997, Mr. Jonathan W. Painter, an executive vice president of the Corporation, received a loan in the principal amount of $157,304 under the plan to purchase 13,000 shares of Common Stock, of which $135,304 remained outstanding as of January 31, 1999. The loans to Mr. Rainville and Mr. Painter are repayable upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise determined by the Committee.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The board of directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1999. Arthur Andersen LLP has acted as independent public accountants for the Corporation since its inception in 1991. Representatives of that firm are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.

                                 OTHER ACTION

  Management is not aware at this time of any other matters that will be presented for action at the meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.

                             STOCKHOLDER PROPOSALS

  Proposals of Stockholders intended to be included in the proxy statement and form of proxy relating to the 2000 Annual Meeting of the Stockholders of the Corporation and to be presented at such meeting must be received by the Corporation for inclusion in the proxy statement and form of proxy no later than December 15, 1999. Notices of Stockholder proposals submitted outside the processes of Rule 14a-8 of the Exchange Act (relating to proposals to be presented at the meeting but not included in the Corporation's proxy statement and form of proxy), will be considered untimely, and thus the Corporation's proxy may confer discretionary voting authority on the persons named in the proxy with regard to such proposals, if received after March 2, 2000.

                             SOLICITATION STATEMENT

  The cost of this solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally or by telephone, facsimile transmission or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.

Waltham, Massachusetts
April 14, 1999

                                 FORM OF PROXY

                             THERMO FIBERTEK INC.

       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 27, 1999

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


     The undersigned hereby appoints Donald E. Noble, William A. Rainville and Theo Melas-Kyriazi, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Thermo Fibertek Inc., a Delaware corporation (the "Company"), to be held on Thursday, May 27, 1999 at 9:00 a.m. at The Westin Hotel, 70 Third Avenue, Waltham, Massachusetts, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on March 30, 1999, with all of the powers the undersigned would possess if personally present at such meeting:



           (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

          Please mark your
[ X ]     votes as in this
          example.

1.  ELECTION OF DIRECTORS OF THE COMPANY (see reverse).

          FOR       [    ]          WITHHELD  [    ]

FOR all nominees listed at right, except authority to vote withheld for the following nominees (if any):
                             --------------------------------------

Nominees: Walter J. Bornhorst, George N. Hatsopoulos, John N. Hatsopoulos, Francis L. McKone, Donald E. Noble and William A. Rainville.

2. In their discretion on such other matters as may properly come before the Meeting.

The shares represented by this Proxy will be voted "FOR" the proposal set forth above if no instruction to the contrary is indicated or if no instruction is given.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

SIGNATURE(S)                                          DATE
            ---------------------------------------       -----------------
Note: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.